Term sheet No. 1702R To product supplement R dated November 7, 2012, prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012	Registration Statement No. 333-184193 Dated February 8, 2013; Rule 433
Deutsche Bank AG, London Branch
$           Three-Year Market Contribution Securities Linked to the Deutsche Bank Liquid Commodity Index— Mean Reversion™ Enhanced ex Natural Gas Total Return After Cost due February 25*, 2016
General
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The securities are designed for investors who seek a return, which may be positive, zero or negative, linked to the performance of the Deutsche Bank Liquid Commodity Index— Mean Reversion™ Enhanced ex Natural Gas Total Return After Cost (the “Index”). The Index measures the weighted performance of eleven commodities from four broad commodity sectors — energy, base metals, precious metals and agriculture — by underweighting relatively expensive commodities and overweighting relatively cheap commodities, based on the ratios of their one-year and five-year moving average prices. The Index tracks the performance of the same commodities included in the Deutsche Bank Liquid Commodity Index — Mean Reversion™ Enhanced except that it does not track the performance of Natural Gas.The securities will not pay any coupon and investors should be willing to lose some or all of their initial investment if the Index does not appreciate by approximately 2.555% or more over the term of the securities.  Any payment at maturity or upon an early redemption is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due February 25*, 2016.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The securities are expected to price on or about February 20*, 2013 (the “Trade Date”) and are expected to settle on or about February 25*, 2013 (the “Settlement Date”).
•	After the Trade Date but prior to the Settlement Date we may accept additional orders for the securities and increase the aggregate Face Amount.
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Index:	The Deutsche Bank Liquid Commodity Index— Mean Reversion™ Enhanced ex Natural Gas Total Return After Cost (Bloomberg: DBLCMXUN <Index>)
Redemption Amount:
A cash payment, determined on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, that provides you with a return per $1,000 Face Amount of securities, calculated as follows:
$1,000  +  $1,000  x  (Index Return –  Adjustment Factor)

Your investment will be fully exposed to any decline in the Index. If the Final Level on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, is less than the Initial Level, you will lose 1% of the Face Amount of your securities for every 1% that the Final Level is less than the Initial Level. In addition, the Adjustment Factor will lower your return by approximately 0.85% per annum, regardless of whether the Index appreciates or declines in value. In no event will the Redemption Amount be less than zero.

You will lose some or all of your investment at maturity or upon an early redemption if the Index does not appreciate in a manner sufficient to offset the effect of the Adjustment Factor.
Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows:
Final Level	– 1
Initial Level
Adjustment Factor:
(0.0085 x (Days/365)) where “Days” equals the number of calendar days from, and including, the Trade Date to, but excluding, the Final Valuation Date or the Early Redemption Valuation Date, as applicable

Payment at Maturity:	If you hold your securities to maturity, you will receive the Redemption Amount calculated using the Final Level and Adjustment Factor applicable on the Final Valuation Date.
(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 8 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$0.00	$1,000.00
Total	$	$	$
(1)
The securities will not be sold with an up-front commission or fee. However, we expect to pay a portion of the Adjustment Factor as a commission on a quarterly basis to brokerage firms, which may include Deutsche Bank Securities Inc., and their affiliates, whose clients purchase securities in this offering and who continue to hold their securities. For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.

The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities
February 8, 2013

(Key Terms continued from previous page)

Investor Early Redemption:
You will have the right to cause us to redeem your securities, in whole or in part, for the Redemption Amount, by submitting a notice of your intention, indicating the aggregate Face Amount of securities to be redeemed (in integrals of the Face Amount), to your broker in accordance with your broker’s instructions so that we receive notification of your intention during the Election Period. If you exercise your early redemption right, the Redemption Amount payable on the applicable Early Redemption Payment Date will be calculated as of the corresponding Early Redemption Valuation Date using the relevant Final Level and Adjustment Factor on such Early Redemption Valuation Date.  See “Additional Terms of the Securities—Early Redemption” herein.

Early Redemption Valuation Date:
The Early Redemption Valuation Date for an Investor Early Redemption will be on the date on which such notice is actually received by the Issuer if such notice is received on a trading day at or before 10:00 a.m. New York City time, or the next trading day if such notice is not received on a trading day or is received after 10:00 a.m. New York City time.

Early Redemption Payment Date††:	The Early Redemption Payment Date will be three business days after the applicable Early Redemption Valuation Date.
Election Period:	Any trading day from (and including) March 5*, 2014 to (but excluding) the Final Valuation Date.
Initial Level†:	The Index closing level on the Trade Date
Final Level†:	The Index closing level on the Final Valuation Date or Early Redemption Valuation Date, as applicable
Trade Date:	February 20*, 2013
Settlement Date:	February 25*, 2013
Final Valuation Date:	February 22*, 2016
Maturity Date††:	February 25*, 2016
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	25152RBQ5
ISIN:	US25152RBQ56

*
Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Election Period, the Final Valuation Date and the Maturity Date will be changed so that the stated term of the securities remains the same.

†	Subject to adjustment as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
††
Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” and acceleration as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates – Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with product supplement R dated November 7, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement R dated November 7, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005975/crt-dp34124_424b2.pdf

•	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

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All references to “Investor Early Redemption” in this term sheet shall be deemed to refer to “Redemption at Option of the Holder,” as defined in the accompanying product supplement. If no relevant Index Commodity (as defined below) is specified, “trading day” means a trading day (as defined in the accompanying product supplement) with respect to any Index Commodity.

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Redemption Amount on the Securities, Assuming a Range of Performances for the Index?

The following table illustrates the hypothetical Redemption Amount per $1,000 Face Amount of securities, for a hypothetical range of performances for the Index from -100% to +100%. The hypothetical Redemption Amounts set forth below assume an Initial Level of 500.00 and a period of 1,097 calendar days from the Trade Date to the Final Valuation Date and that the holder of the securities does not exercise the early redemption right. The actual Initial Level will be determined on the Trade Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual Redemption Amounts applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Level	Percent Change in Index	Adjustment Factor	Redemption Amount	Return on Securities
1,000.00	100.00%	2.555%	$1,974.45	97.45%
950.00	90.00%	2.555%	$1,874.45	87.45%
900.00	80.00%	2.555%	$1,774.45	77.45%
850.00	70.00%	2.555%	$1,674.45	67.45%
800.00	60.00%	2.555%	$1,574.45	57.45%
750.00	50.00%	2.555%	$1,474.45	47.45%
700.00	40.00%	2.555%	$1,374.45	37.45%
650.00	30.00%	2.555%	$1,274.45	27.45%
600.00	20.00%	2.555%	$1,174.45	17.45%
550.00	10.00%	2.555%	$1,074.45	7.45%
500.00	0.00%	2.555%	$974.45	-2.55%
450.00	-10.00%	2.555%	$874.45	-12.55%
400.00	-20.00%	2.555%	$774.45	-22.55%
350.00	-30.00%	2.555%	$674.45	-32.55%
300.00	-40.00%	2.555%	$574.45	-42.55%
250.00	-50.00%	2.555%	$474.45	-52.55%
200.00	-60.00%	2.555%	$374.45	-62.55%
150.00	-70.00%	2.555%	$274.45	-72.55%
100.00	-80.00%	2.555%	$174.45	-82.55%
50.00	-90.00%	2.555%	$74.45	-92.55%
0.00	-100.00%	2.555%	$0.00	-100.00%

Hypothetical Examples of Redemption Amounts

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The level of the Index increases 50.00% from the Initial Level of 500.00 to a Final Level of 750.00. Assuming a period of 1,097 calendar days from the Trade Date to the Final Valuation Date and no early redemption, the holder receives a Redemption Amount of $1,474.45 per $1,000 Face Amount of securities, representing a return on the security of approximately 47.45%, calculated as follows:

$1,000 + $1,000 x ((750.00 / 500.00 - 1) - (0.0085 x (1,097/365))) = $1,474.45

Example 2: The Initial Level and the Final Level of the Index are both 500.00 such that the Index Return is 0%. If the Final Level of the Index remains the same as the Initial Level, the investor will receive a Redemption Amount that is less than $1,000 per $1,000 Face Amount of securities due to the Adjustment Factor. Assuming a period of 1,097 calendar days from the Trade Date to the Final Valuation Date and no early redemption, the holder receives a Redemption Amount of $974.45 per $1,000 Face Amount of securities, representing a return on the security of approximately -2.55%, calculated as follows:

$1,000 + $1,000 x ((500.00 / 500.00 - 1) - (0.0085 x (1,097/365))) = $974.45

Example 3: The level of the Index decreases 30.00% from the Initial Level of 500.00 to a Final Level of 350.00. If the level of the Index decreases 30.00% from the Initial Level of 500.00 to a Final Level of 350.00, the investor will lose approximately 32.55% of its initial investment due to the exposure to the Index performance and the deduction of the Adjustment Factor. Assuming a period of 1,097 calendar days from the Trade Date to the Final Valuation Date and no early redemption, the holder receives a Redemption Amount of $674.45 per $1,000 Face Amount of securities, representing a return on the security of approximately -32.55%, calculated as follows:

$1,000 + $1,000 x ((350.00 / 500.00 - 1) - (0.0085 x (1,097/365))) = $674.45

Selected Purchase Considerations

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THE ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY OR UPON AN EARLY REDEMPTION — The Redemption Amount payable at maturity or upon an early redemption will be reduced by the Adjustment Factor by approximately 0.85% for each year the securities remain outstanding. Because the Adjustment Factor is applied to the value of the Index Return on the Final Valuation Date or an Early Redemption Valuation Date, as applicable, the Adjustment Factor will reduce the return on the securities regardless of whether the Final Level on the Final Valuation Date or on an Early Redemption Valuation Date, as applicable, is greater than, equal to or less than the Initial Level. Because the securities are our senior unsecured obligations, payment of any amount at maturity or upon an early redemption is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE DEUTSCHE BANK LIQUID COMMODITY INDEX— MEAN REVERSION™ ENHANCED EX NATURAL GAS TOTAL RETURN AFTER COST — The return on the securities is linked to the Deutsche Bank Liquid Commodity Index— Mean Reversion™ Enhanced ex Natural Gas Total Return After Cost (the “Index”). The Index measures the weighted performance of eleven commodities from four broad commodity sectors by underweighting relatively expensive commodities and overweighting relatively cheap commodities, based on their one-year and five-year moving average prices. The Index Commodities are WTI Crude Oil in the energy sector; Aluminum, Copper, Lead, Nickel, and Zinc in the base metals sector; Gold and Silver in the precious metals sector; and Corn, Soybeans and Wheat in the agriculture sector. Because futures contracts specify a certain date for delivery of the underlying commodity, the futures contract composing the Index will change over time, as expiring contracts are replaced by contracts with later expiration dates. Consequently, the Index reflects the return of the futures contracts included in the Index and also the positive or negative impact of “rolling” notional positions in such contracts forward as they approach delivery. The Index’s closing level is calculated on a “total return after cost” basis, reflecting the effect of a deduction of running costs of 1% per annum.

For more information on the Index, including its calculation methodology, see “The Deutsche Bank Liquid Commodity Index— Mean Reversion™ Enhanced ex Natural Gas Total Return After Cost” in this term sheet.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES — If a Commodity Hedging Disruption Event (as defined under “Description of Securities — Adjustments to Valuation Dates and Payment Dates — Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement) occurs, we will have the right, but not the obligation, to accelerate the payment on the securities. The amount due and payable per $1,000 Face Amount of securities upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration.

Please see the risk factors entitled “A Commodity Hedging Disruption Event May Result In Acceleration of the Securities” and “Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes, Which May Adversely Affect the Level of the Index and the Value of the Securities” in this term sheet for more information.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including at maturity) and (ii) your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or any of the components of the Index. In addition to these selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity or upon an early redemption is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be fully exposed to any decline in the level of the Index, measured from the Initial Level to the Final Level, determined on the Final Valuation Date or the Early Redemption Valuation Date, as applicable. Accordingly, you could lose up to $1,000 for each $1,000 that you invest. Payment of any amount at maturity or upon an early redemption is subject to our ability to meet our obligations as they become due.

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THE INCLUSION OF AN ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY OR UPON AN EARLY REDEMPTION — The payment at maturity or upon an early redemption will be reduced by approximately 0.85% for each year the securities remain outstanding. Since the Adjustment Factor is applied to the value of the Index Return on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, the Adjustment Factor will reduce the return on the securities regardless of whether the Final Level on the Final Valuation Date or on the Early Redemption Valuation Date, as applicable, is greater than, less than or equal to the Initial Level. The securities have a term from the Trade Date to the Final Valuation Date of approximately three years, so the total return at maturity will be reduced by approximately 2.555% compared to the total return if the Adjustment Factor had not been applied. Consequently, at maturity, you will receive less than your original investment unless the Final Level determined on the Final Valuation Date is approximately 2.555% or more than the Initial Level.

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THE RETURN ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE — The return on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and credit rating. At maturity, you will receive a positive return on your investment only if the Final Level on the Final Valuation Date exceeds the Initial Level by approximately 2.555% or more. If you choose to exercise your early redemption right, you will receive a positive return on your investment only if the Final Level on the Early Redemption Valuation Date exceeds the Initial Level by an amount sufficient to entirely offset the effect of the Adjustment Factor. If the Final Level on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, is equal to the Initial Level, you will receive a negative return on your investment due to the Adjustment Factor. Even if the applicable Final Level is greater than the Initial Level by an amount sufficient to entirely offset the Adjustment Factor, the return on the securities may not fully compensate you for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

•	NO COUPON PAYMENTS — As a holder of the securities, you will not receive coupon payments.

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THE VALUE OF THE SECURITIES IS SUBJECT TO OUR CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive the Redemption Amount owed to you under the terms of the securities.

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DEUTSCHE BANK LIQUID COMMODITY INDEX— MEAN REVERSION™ ENHANCED EX NATURAL GAS TOTAL RETURN AFTER COST HAS A LIMITED PERFORMANCE HISTORY — Publication of the Index began on August 30, 2012. Therefore, the Index has limited performance history, and no actual investment which allowed a tracking of the performance of the Index was possible before that date.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES — If a Commodity Hedging Disruption Event occurs, we will have the right to accelerate the payment on your securities prior to maturity. The amount due and payable on the securities upon such early acceleration will be determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your securities is accelerated, your investment may result in a loss and you may not be able to reinvest the proceeds in a comparable investment.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY ADVERSELY AFFECT THE LEVEL OF THE INDEX AND THE VALUE OF THE SECURITIES — Commodity futures contracts that may comprise the Index are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities and affect the level of the Index. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to your interest. For example, the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, requires the Commodity Futures Trading Commission (the “CFTC”) to establish limits on the amount of positions that may be held by any person in commodity futures contracts, options on such futures contracts and swaps that are economically equivalent to such contracts. Such rules may cause a Commodity Hedging Disruption Event to occur or may increase the likelihood that a Commodity Hedging Disruption Event will occur during the term of the securities. If a Commodity Hedging Disruption Event does occur, we may, in our sole and absolute discretion, accelerate the payment on your securities early and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your securities is accelerated, your investment may result in a loss and you may not be able to reinvest the proceeds in a comparable investment. We may also decide, or be forced, to sell a portion, possibly a substantial portion, of our hedge position in the futures contracts underlying the Index. Additionally, other market participants are subject to the same regulatory issues and may decide, or be required to, sell their positions in such futures contracts underlying the Index. While the effect of these or other regulatory developments are difficult to predict, if such broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of such futures contracts underlying the Index and therefore, the level of the Index and the value of the securities.

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NO RIGHTS IN EXCHANGE-TRADED FUTURES CONTRACTS ON THE INDEX COMMODITIES — As an owner of the securities, you will not have any rights that holders of exchange-traded futures contracts on the commodities included in the Index may have.

•
ADJUSTMENTS TO THE WEIGHTS OF THE EXCHANGE TRADED INSTRUMENTS INCLUDED IN THE INDEX MAY LIMIT THE INDEX RETURN AND, CONSEQUENTLY, THE RETURN ON THE SECURITIES — During the term of the securities, the methodology of the Index may require adjustments to the weights of the futures contracts included in the Index. In particular, the weight of a futures contract may be increased when its price is historically low or decreased when its price is historically high. These adjustments may limit potential increases to the value of the Index during certain periods and could adversely affect the Index Return. See “The Deutsche Bank Liquid Commodity Index— Mean Reversion™ Enhanced ex Natural Gas Total Return After Cost” in this term sheet.

•	THE INDEX HAS AN EMBEDDED FEE — The Index is subject to the deduction of an annual running cost of 1.00%, which applies regardless of the performance of the Index.

•
THE SPONSOR OF THE INDEX HAS DISCRETION TO ADJUST THE METHODOLOGY OF THE INDEX — During the term of the securities, the Index Sponsor (as defined below) may modify the methodology used to determine the Index as it deems appropriate if the Index Sponsor is of the view that such change is required in light of fiscal, market, regulatory, juridical or financial circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting any Index Commodity or futures contracts included in the Index). See “The Deutsche Bank Liquid Commodity Index— Mean Reversion™ Enhanced ex Natural Gas Total Return After Cost” in this term sheet.

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THE VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS — While we expect that, generally, the level of the Index will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	trends of supply and demand for the commodities underlying the Index;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Index Commodities or commodities markets generally;

•	the interest rates and yields then prevailing in the market;

•	the time remaining to maturity of the securities;

•	the volatility of, and correlation among, the prices of the Index Commodities;

•	the expected volatility of the Index; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
THE CORRELATION AMONG THE INDEX COMMODITIES COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the values of the Index Commodities increase or decrease to the same degree at the same time. If the correlation among the Index Commodities changes, the value of the securities may be adversely affected.

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THE ABSENCE OF BACKWARDATION OR PRESENCE OF CONTANGO IN THE MARKETS FOR FUTURES CONTRACTS INCLUDED IN THE INDEX WILL ADVERSELY AFFECT THE LEVEL OF THE INDEX — As the futures contracts that underlie the Index near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in December may specify a January expiration. As that contract nears expiration, it may be replaced by selling the January contract and purchasing the contract expiring in March. This process is referred to as “rolling.” Historically, with respect to some futures contracts, the prices have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the January contract would take place at a price that is higher than the price at which the March contract is purchased, thereby creating a gain in connection with rolling. While certain futures contracts included in the Index have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in the markets for these futures contracts will adversely affect the level of the Index and, accordingly, decrease the value of your securities. Conversely, some futures contracts included in the Index have historically exhibited “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. The presence of contango in the markets for these futures contracts will adversely affect the level of the Index and, accordingly, decrease the value of your securities.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF THE INDEX OR CERTAIN COMPONENTS OF THE INDEX — The return on your investment in the securities could be significantly less than the return on an alternative investment with similar risk characteristics, even if some of the futures contracts reflected in the Index, or the commodities underlying such futures contracts, have generated significant returns. The levels of such futures contracts and such commodities may move in different directions at different times compared to each other, and underperformance by one or more of the futures contracts included in the Index may reduce the performance of the Index as a whole.

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THE PRICES OF COMMODITIES AND COMMODITY FUTURES CONTRACTS ARE HIGHLY VOLATILE AND MAY CHANGE UNPREDICTABLY — Market prices of commodities and commodity futures contracts are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Market prices of commodities and commodity futures contracts may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; trends in agriculture; trade, fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease, pestilence and technological developments; changes in interest rates, whether through governmental action or market movements; currency exchange rates; volatility from speculative activities; the development, availability and/or decrease in the price of substitutes; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries or other countries in which the production of particular commodities may be concentrated; and natural or nuclear disasters. These factors may affect the values of the related futures contracts comprising the Index and, as a result, the level of the Index, the value of the securities and any payments you may receive in respect of the securities.

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THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS — Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive.

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THE COMMODITY PRICES REFLECTED IN THE INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The commodities included in the Index may be produced in emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, some emerging market nations have undergone significant .

political, economic and social upheaval. In such cases, far-reaching changes have resulted in constitutional and social tensions and in such cases, instability and reaction against market reforms have occurred. With respect to any emerging market nation, there is the possibility of nationalization, appropriation or confiscation, political changes, government regulation and social instability. Future political instability may adversely affect the economic conditions of an emerging market nation. Political or economic instability is likely to adversely impact the level of the Index and, potentially, the return on your investment and the value of the securities.

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THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS — The official cash offer prices of the Index Commodities in the base metals sector are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market that operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a particular day or over a period of days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the Final Valuation Date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of aluminum and, consequently, the Redemption Amount, could be adversely affected.

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IF THE LIQUIDITY OF THE INDEX COMMODITIES IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED, AND THIS COULD RESULT IN POTENTIAL CONFLICTS OF INTEREST — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date or an Early Redemption Valuation Date, as applicable, would likely have an adverse effect on the level of the Index and, therefore, on the return on your securities. Limited liquidity relating to the Index Commodities may also result in the Index Sponsor being unable to determine the level of the Index using its normal means. The resulting discretion by the Index Sponsor in determining the Final Level could, in turn, result in potential conflicts of interest.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your securities.

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RISKS ASSOCIATED WITH THE INDEX MAY ADVERSELY AFFECT THE MARKET PRICE OF THE SECURITIES — Because the securities are linked to the Index, which reflects the return on futures contracts on eleven different exchange-traded physical commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility.

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THE SECURITIES HAVE CERTAIN BUILT-IN COSTS — While the Redemption Amount described in this term sheet is based on the full Face Amount of your securities, the Issue Price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. The hedging costs also include the projected profit that Deutsche Bank AG or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase securities from you in secondary market transactions will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the value of the securities declines. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the securities in the secondary market but is not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates expect to hedge our commodity exposure from the securities by entering into various transactions, such as over-the-counter options or futures. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and have a potentially negative impact on the performance of the Index. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in commodity prices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Index to which the securities are linked.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT FOR THE SECURITIES, THE SPONSOR OF THE INDEX AND THE CALCULATION AGENT FOR THE INDEX ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities, the calculation agent for the securities, the sponsor of the Index (the “Index Sponsor”) and the calculation agent for the Index. We, as calculation agent for the securities, will determine whether there has been a market disruption event with respect to the Index or exchange traded instruments relating to the commodities included in the Index or a Commodity Hedging Disruption Event with respect to the securities. In such event, we may use an alternate method to calculate the Index closing level, including the Initial Level and the Final Level, and the payment due on the securities. As the Index Sponsor, we carry out calculations necessary to promulgate the Index, and we maintain some discretion as to how such calculations are made. In particular, the Index Sponsor has discretion in selecting among methods of how to calculate the Index in the event the regular means of determining the Index is unavailable at the time such determination is scheduled to take place. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the Index. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the securities, Sponsor of the Index and the calculation agent for the Index may affect the Redemption Amount, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

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THE BROKERAGE FIRM THROUGH WHICH YOU HOLD YOUR SECURITIES AND YOUR BROKER MAY HAVE ECONOMIC INTERESTS THAT ARE DIFFERENT FROM YOURS — We expect to pay a portion of the Adjustment Factor as a commission on a quarterly basis to brokerage firms, which may include Deutsche Bank Securities Inc. (“DBSI”), and their affiliates, whose clients purchase securities in this offering and who continue to hold their securities. We expect that the brokerage firm through which you hold your securities will pay a portion of these commissions to your broker. As a result of these arrangements, the brokerage firm through which you hold your securities and your broker may have economic interests that are different than yours. As with any security or investment for which the commission is paid over time, your brokerage firm and your broker may have an incentive to encourage you to continue to hold the securities because they will no longer receive these quarterly commissions if you sell or redeem your securities. You should take the above arrangements and the potentially different economic interests they create into account when considering an investment in the securities. For more information about the payment of these commissions, see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Deutsche Bank Liquid Commodity Index—
Mean Reversion™ Enhanced ex Natural Gas Total Return After Cost

The description below is just a summary of the rules applicable to the Index and the basis on which the Index will be calculated. The index rules described herein are subject to change at any time and may be superseded by any subsequent index rules.

The Deutsche Bank Liquid Commodity Index—Mean Reversion™ Enhanced ex Natural Gas Total Return After Cost (Bloomberg Ticker: DBLCMXUN) (the “Index”) is designed to measure the weighted performance of eleven commodities (each, an “Index Commodity”) from four broad commodity sectors by underweighting relatively expensive commodities and overweighting relatively cheap commodities. The Index Commodities are WTI Crude Oil in the energy sector; Aluminum, Copper, Lead, Nickel, and Zinc in the base metals sector; Gold and Silver in the precious metals sector; and Corn, Soybeans and Wheat in the agriculture sector. The Index tracks the performance of the same commodities included in the Deutsche Bank Liquid Commodity Index — Mean Reversion™ Enhanced except that it does not track the performance of Natural Gas. The Index is calculated on a total return after cost basis, reflecting the effect of a deduction of running costs of 1% per annum.

The Index is rebalanced monthly by systematically adjusting the weights of the Index Commodities based on the relative prices of their futures contracts.  The weight of each Index Commodity is determined each month based on the ratio of its futures contracts’ one-year and five-year moving average prices and its base weight set forth in the table below.  Relatively expensive Index Commodities are assigned weights lower than their base weights and relatively cheap Index Commodities are assigned weights higher than their base weights. As a result, the Index seeks to overweight an Index Commodity that is relatively cheap and underweight an Index Commodity that is relatively expensive, each as compared to other Index Commodities based on the ratios of their one-year and five-year moving average prices. This way of assigning weights to the Index Commodities is referred to herein as the mean reverting weight strategy.  No one Index Commodity can be assigned a weight of more than 32% at the time of each monthly rebalancing, and for each of the remaining Index Commodities, the assigned weight cannot be more than 18%. The rebalancing of the Index Commodities is determined at the end of the 6th Index Business Day (as defined below) and implemented at the end of the 8th Index Business Day of each month.

All Index Commodities are represented in the Index by the relevant Deutsche Bank Liquid Commodities Indices Optimum Yield (DBLCI-OY) sub-indices, each of which, with the exception of the DBLCI-OY on Wheat, tracks the performance of an underlying futures contract for the relevant Index Commodity. The DBLCI-OY sub-index on Wheat tracks the performance of a basket of futures contracts on wheat traded on the Board of the Trade of the City of Chicago, Inc. (“CBOT”), the Kansas City Board of Trade (“KCBT”) and the Minneapolis Grain exchange, Inc. (“MGEX”), respectively. The DBLCI-OY sub-index on Wheat is rebalanced annually so that the underlying futures contracts on wheat traded on CBOT, KCBT and MGEX will be weighted equally on each rebalancing day.

The table below shows each of the Index Commodities, their related DBLCI-OY sub-indices and their respective current weights and base weights within the Index as of February 5, 2013.

Index Commodity	DBLCI-OY Sub-Index	Trading Facility for Relevant Futures Contract	Bloomberg Ticker	Current Weight in Index	Base Weight
WTI Crude Oil	DBLCI-OY CL	N.Y. Mercantile Exchange	DBLCOCLE <Index>	32.00%	35.00%
Aluminum	DBLCI-OY MAL	London Metal Exchange	DBLCOALE <Index>	8.86%	4.00%
Copper	DBLCI-OY MCU	London Metal Exchange	DBLCYECU <Index>	5.01%	4.00%
Lead	DBLCI-OY MPB	London Metal Exchange	DBLCYEPB <Index>	6.99%	4.00%
Nickel	DBLCI-OY MNI	London Metal Exchange	DBLCYENI <Index>	12.74%	4.00%
Zinc	DBLCI-OY MZN	London Metal Exchange	DBLCYEZN <Index>	7.03%	4.00%
Gold	DBLCI-OY GC	COMEX	DBLCOGCE <Index>	4.39%	16.00%
Silver	DBLCI-OY SI	COMEX	DBLCYESI <Index>	1.14%	4.00%
Corn	DBLCI-OY C	Chicago Board of Trade	DBLCOCNE <Index>	5.71%	8.33%
Soybeans	DBLCI-OY S	Chicago Board of Trade	DBLCYESS <Index>	5.94%	8.33%
Wheat	DBLCI-OY Wheat Basket	Chicago Board of Trade Kansas City Board of Trade Minneapolis Grain Exchange	DBLCOWUE <Index>	10.19%	8.34%

The sponsor of the Index and each component DBLCI-OY sub-index is Deutsche Bank AG, London Branch (the “Index Sponsor”). The base date of the Index is August 4, 1997, on which day the closing level of the Index (the “Index Closing Level”) was set at 100. The Index has been calculated on a live basis since August 30, 2012. The Index Sponsor has retrospectively calculated the levels of the Index prior to August 30, 2012 based on actual historical commodity forward rates using the same methodology as described herein. All prospective investors should be aware that no actual investment that allowed a tracking of the performance of the Index was possible at any time prior to August 30, 2012. Past performance of the Index is no guarantee of future results.

The Index Sponsor may modify the methodology used to determine the Index as it deems appropriate if the Index Sponsor is of the view that such change is required in light of fiscal, market, regulatory, juridical or financial circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting any Index Commodity or futures contracts included in the Index).

“Index Business Day” means, (i) prior to January 1, 2010, a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City; and (ii) since January 1, 2010, a day (other than a Saturday or Sunday) which is not a holiday in the CME Group New York Floor calendar for the relevant year as published on the CME Group website.

Rolling Methodology of The Deutsche Bank Liquid Commodity—Optimum Yield™ Sub-Indices

The DBLCI-OY sub-indices included in the Index utilize the DBLCI-OY’s “Optimum Yield” methodology (each such sub-indices, a “DBLCI-OY Sub-Index”).  The Optimum Yield methodology employs a rules-based approach when replacing, or rolling, constituent futures contracts approaching expiration with futures contracts having a later expiration.  Rather than selecting the new futures contract based on a pre-defined schedule, a DBLCI-OY Sub-Index rolls into a successor futures contract selected from a list of tradable futures contracts set to expire within the next 13 months in a manner that seeks to maximize positive roll yield in backwardated markets and minimize negative roll yield in contango markets.

The Optimum Yield methodology is a response to the phenomena in futures markets known as contango and backwardation.  If the price of a futures contract is greater than the spot price, the market is in contango.  If the price of a futures contract is below the spot price, the market is in backwardation.  In a contango market, as a futures contract approaches expiration, the price has generally tended toward the spot price.  Assuming a flat spot price, this has generally resulted in the price of the futures contract falling.  The opposite is true for a market in backwardation.  Generally, a contango market produces negative roll yield and a market in backwardation produces positive roll yield.  Thus, a contango market has historically tended to have a negative impact on the level of a futures index while a market in backwardation has historically tended to have a positive impact on the level of a futures index.  The Optimum Yield methodology is designed to minimize negative roll yield in a contango market and maximize positive roll yield in a market in backwardation.

On the first Index Business Day of each month, each futures contract in the relevant DBLCI-OY Sub-Index is tested for continued inclusion based on the month in which the contract delivery of the underlying Index Commodity can start.  If, on such date, the delivery month is the next month, a new contract is selected.  For each DBLCI-OY Sub-Index, the new futures contract selected will be the contract with the maximum implied roll yield based on the closing price for each Eligible Contract.  An “Eligible Contract” is any contract having a delivery month (i) no sooner than the month after the delivery month of the futures contract currently included in the relevant DBLCI-OY Sub-Index, and (ii) no later than the 13th month after the applicable first Index Business Day.  If two contracts have the same roll yield, the contract with the minimum number of months to the month of expiration is selected.

A closing level for each DBLCI-OY Sub-Index will be calculated by the Index Sponsor on an “excess return” basis.  The closing level for a DBLCI-OY Sub-Index is based on the closing price of its related futures contract on the relevant Index Business Day. The closing level of each DBLCI-OY Sub-Index is quoted in U.S. dollars and is published by the Index Sponsor on each Index Business Day.

Mean Reverting Weight Strategy

The mean reverting weight strategy seeks to overweight an Index Commodity that is relatively cheap and underweight an Index Commodity that is relatively expensive, each as compared to other Index Commodities based on the ratios of their one-year and five-year moving average prices.

The weight for each Index Commodities is determined based on the Index Commodity’s “divergence tick”, which is a measure of the ratio of its futures contracts’ one-year and five-year moving average prices.  The divergent tick for an Index Commodity will increase if the Index Commodity becomes relatively expensive as compared to its historical price and will decrease if the Index Commodity becomes relatively cheap as compared to its historical price. The divergence tick for an Index Commodity is expressed as follows:

where:

dk(t,i) = Divergence tick of Index Commodity i on the relevant Index Business Day

MA1(t,i) = One-year moving average of Index Commodity i on the relevant Index Business Day

MA5(t,i) = Five-year moving average of Index Commodity i on the relevant Index Business Day

f = 0.05

trunc = Function of rounding down a number to the nearest integer.

The moving average calculations for each Index Commodity are based on the prices of its futures contracts that had been included in the relevant DBLCI-OY Sub-Index during the relevant one-year or five-year period.  The one-year average is based on price data from the 6th Index Business Day of the applicable month to the first Index Business Day succeeding the date 12 months prior to such 6th Index Business Day.  The five-year average is based on price data from the 6th Index Business Day of the applicable month to the first Index Business Day succeeding the date 60 months prior to such 6th Index Business Day. For Wheat, the one-year and five-year moving average price ratio is determined based on the average prices of all three underlying futures contracts included in the relevant DBLCI-OY Sub-Index as described above.

At the end of the 6th Index Business Day of each month, the pre-capped target weight of an Index Commodity is calculated based on the divergent ticks determined at the end of the 6th Index Business Day and the base weights set forth in the table above. The pre-capped target weight of an Index Commodity is expressed as follows:

where:

BW(i) = Base weight for Index Commodity i

BW(j) = Base weight for Index Commodity j

dk(t,i) = Divergence tick of Index Commodity i on the relevant Index Business Day dk(t,j) = Divergence tick of Index Commodity j on the relevant Index Business Day

PW(t,i) = Pre-capped weight of DBLCI Sub-Index i on the relevant Index Business Day

k = 0.3

e = An irrational and transcendental constant approximately equal to 2.718281828.

Pursuant to this formula, a relatively expensive Index Commodity with a higher divergent tick will be assigned a pre-capped target weight lower than its base weight; and conversely, a relatively cheap Index Commodity with a lower divergent tick will be assigned a pre-capped target weight higher than its base weight.

The final weights for the Index Commodities are determined by capping their respective pre-capped target weights to ensure diversification.  The pre-capped target weights are first ordered from the highest to the lowest.  If two pre-capped target weights are identical, the Index Commodity with the highest current weight is ordered first.  If the highest ranked pre-capped target weight is above 32%, it is capped to 32%. All other weights are capped to 18%. The difference between the capped weights and pre-capped target weights is distributed pro-rata among the remaining Index Commodities.  In the event any remaining Index Commodity other than the highest ranked Index Commodity has a resulting weight above 18% after the redistribution, it is capped to 18% and the difference between the capped weight and pre-capped target weight is again distributed pro-rata among the then-remaining Index Commodities with weights below 18%.  This redistribution is repeated until (i) only the highest ranked Index Commodity has a weight greater than 18% or (ii) if the highest ranked Index Commodity has a weight at or below 18%, no Index Commodity has a weight above 18%.  These weights are the final weights for the Index Commodities, which will be implemented at the end of the 8th Index Business Day of each month.

Calculation of the Index Closing Level

Excess Return Calculation:

The Index Closing Level is calculated on a “total return after cost” basis. To determine the Index Closing Level, the Index Sponsor will first calculate the closing level for the Index on an “excess return” basis on each Index Business Day.  Calculation of the “excess return” closing level of the Index (the “ER Closing Level”) is expressed as follows:

where:

ILB(t) = ER Closing Level on the relevant Index Business Day

ILB(t-1) = ER Closing Level on the immediately preceding Index Business Day

ILa(t,i) = Closing level of DBLCI Sub-Index i on the relevant Index Business Day

ILa(t-1,i) = Closing level of DBLCI Sub-Index i on the immediately preceding Index Business Day

Ua(t,i) = Notional holding of DBLCI Sub-Index i on the relevant Index Business Day

As described above, the Index is rebalanced at the end of the 8th Index Business Day of each month (the “Rebalancing Day”), when each of its constituent DBLCI Sub-Indices is assigned a new weight.  The new weight for each DBLCI Sub-Index is determined based on its divergence tick at the end of the 6th Index Business Day of the applicable month (the “Determination Date”).  Based on such new weight, a new notional holding for each DBLCI Sub-Index will be calculated using the ER Closing Level and the closing level of such DBLCI Sub-Index on the Determination Date, as follows:

where:

W(d,i) = New weight of DBLCI Sub-Index i at the end of the Determination Date

ILB(d) = ER Closing Level on the Determination Date

ILa(d,i) = Closing level of DBLCI Sub-Index i on the Determination Date

Ua(t+1,i) = Notional holding of DBLCI Sub-Index i on the Index Business Day following the Rebalancing Day

For all other days the notional holdings of the individual DBLCI Sub-Indices remain constant, equal to the notional holdings on the immediately preceding Rebalancing Day.

Total Return Calculation:

The Index Sponsor will then calculate the closing level for the Index on a “total return” basis on each Index Business Day based on the ER Closing Level.  The “total return” closing level of the Index (the “TR Closing Level”) on any Index Business Day is equal to its TR Closing Level on the immediately preceding Index Business Day multiplied by the sum of (i) (a) the ER Closing Level on the relevant Index Business Day divided by (b) the ER Closing Level for the immediately preceding Index Business Day and (ii) the sum of (a) 1 and (b) the TBill Accrual Factor (as defined below) for the relevant Index Business Day, such sum raised to the power of the number of calendar days during the period from (but excluding) the Index Business Day immediately preceding the relevant Index Business Day to (but including) the relevant Index Business Day minus (iii) 1.

The calculation of the TR Closing Level is expressed as follows:

where:

ILBtr(t) = TR Closing Level on the relevant Index Business Day

ILBtr(t-1) = TR Closing Level on the immediately preceding Index Business Day

ILB(t) = ER Closing Level on the relevant Index Business Day

ILB(t-1) = ER Closing Level on the immediately preceding Index Business Day

Rt(t) = TBill Accrual Factor for the relevant Index Business Day

D(t, t-1) = The number of calendar days during the period from (but excluding) the Index Business Day immediately preceding the relevant Index Business Day to (but including) the relevant Index Business Day.

“TBill Accrual Factor” means, in respect of an Index Business Day, an amount calculated by the Index Sponsor in accordance with the following formula:

(1 - 91/360 × TBR)^(-1/91) –1

where:

“TBR” means the closing three-month Treasury Bill rate appearing on Reuters Page US3MT = RR (or such page or service as may replace Reuters Page US3MT = RR for the purposes of displaying three-month Treasury Bill rates) in respect of the Index Business Day immediately preceding the relevant Index Business Day (the “TBill Determination Date”) or if such rate is not published in respect of the TBill Determination Date, the closing three-month Treasury Bill rate last published prior to the TBill Determination Date.

Total Return After Cost Calculation:

After calculating the TR Closing Level, the Index Sponsor will calculate the Index Closing Level on a “total return after cost” basis on each Index business day equal to the sum of (i) the Index Closing Level on the last Index Business Day of the immediately preceding calendar year and (ii) the product of (a) the change in the TR Closing Level from the last Index Business Day of the immediately preceding calendar year to the relevant Index Business Day and (b) the notional holding of the Index, less a running cost of 1% per annum.

The calculation of the Index Closing Level is expressed as follows:

where:

ILac (t) = Index Closing Level on the relevant Index Business Day

ILac (r) = Index Closing Level on the last Index Business Day of the immediately preceding calendar year

ILBtr(t) = TR Closing Level on the relevant Index Business Day

ILBtr(r) = TR Closing Level on the last Index Business Day of the immediately preceding calendar year

Uu(t) = Notional holding of the Index on the relevant Index Business Day equal to the quotient, the numerator of which is the Index Closing Level on the last Index Business Day of the immediately preceding calendar year and the denominator of which is the TR Closing Level on the last Index Business Day of the immediately preceding calendar year

RC = Annual running cost factor of 1%

DC = Number of calendar days from and excluding the last Index Business Day of the preceding calendar year to and including the last Index Business Day of the current calendar year

d(r,t) = Number of calendar days from and excluding the last Index Business Day of the preceding calendar year to and including the relevant Index Business Day

Historical Information

The following graph shows the retrospectively calculated daily closing levels of the Index from February 5, 2003 through August 29, 2012 and the historical daily closing levels of the Index from August 30, 2012 through February 5, 2013. The closing level of the Deutsche Bank Liquid Commodity Index— Mean Reversion™ Enhanced ex Natural Gas Total Return After Cost on February 5, 2013 was 538.07239.

Because the Index was launched in August 30, 2012, the Index Sponsor has retrospectively calculated the levels of the Index based on actual historical commodity forward rates using the same methodology as described above. Although the Index Sponsor believes that these retrospective calculations represent accurately and fairly how the Index would have performed before August 30, 2012, the Index did not, in fact, exist before August 30, 2012. All prospective investors should be aware that no actual investment that allowed a tracking of the performance of the Index was possible at anytime prior to August 30, 2012. Past performance of the Index is no guarantee of future results.

The historical and retrospectively calculated levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any Early Redemption Valuation Date or the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Additional Terms of the Securities

Early Redemption

You will have the right to cause us to redeem your securities, in whole or in part, for the Redemption Amount by submitting a notice of your intention, indicating the aggregate Face Amounts of securities to be redeemed (in integrals of the Face Amount), to your broker in accordance with your broker’s instructions so that we receive notification of your intention during the Election Period.  The Election Period is any trading day from (and including) March 5, 2014 to (but excluding) the Final Valuation Date.  The Early Redemption Valuation Date for each such Investor Early Redemption will be on the date on which such notice is actually received by the Issuer if such notice is received on a trading day at or before 10:00 a.m. New York City time, or the next trading day if such notice is not received on a trading day or is received after 10:00 a.m. New York City time. The related Early Redemption Payment Date will be three business days after the applicable Early Redemption Valuation Date.  If you exercise your early redemption right, the Redemption Amount payable on the applicable Early Redemption Payment Date will be calculated as of the corresponding Early Redemption Valuation Date using the relevant Final Level and Adjustment Factor on such Early Redemption Valuation Date.

Because the securities are represented by a global security, the Depository Trust Company (the “Depositary”) or the Depositary’s nominee will be the holder of the securities and therefore will be the only entity that can exercise the Investor Early Redemption right. In order to ensure that the Depositary’s nominee will timely exercise the Investor Early Redemption right, you must instruct your broker through which you hold your securities to notify the Depositary of your desire to exercise the Investor Early Redemption right so we are notified of your intention during the Election Period. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, you should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off times by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify us of the exercise of the early redemption right.

In addition, DBSI intends to offer to purchase the securities in the secondary market, although it is not required to do so. In the event DBSI offers to purchase securities in the secondary market, DBSI anticipates that its purchase price will be based on the Redemption Amount calculated as if the date of repurchase was the Final Valuation Date, less a fee equal to 0.50% times the Face Amount, subject to adjustments deemed appropriate by DBSI in its sole discretion to reflect, among other things, then current market conditions and liquidity.

Supplemental Underwriting Information (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will not receive an up-front commission or fee in connection with the sale of the securities.  However, we expect to pay a portion of the Adjustment Factor as a commission on a quarterly basis to brokerage firms, which may include DBSI, and their affiliates, whose clients purchased securities in this offering and who continue to hold their securities. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement. After the Trade Date but prior to the Settlement Date, we may accept additional orders for the securities and increase the aggregate Face Amount.

The agent for this offering, DBSI, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.